Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value of $0.001 per share, of iClick Interactive Asia Group Limited, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of 13 February 2020.

Blue Focus International Limited	By:	/s/ Jian Xiong
	Name:	Jian Xiong
	Title:	Director

BlueFocus Intelligent Communication Group Co., Ltd.	By:	/s/ Jian Xiong
	Name:	Jian Xiong
	Title:	Vice Chairman and Director